Exhibit 10.3

October 13, 2014

Mr. Chad Wagenheim
[Address]

Re:    Offer Letter

Dear Chad:

We are very pleased to offer you the position of Executive Vice-President, Strategic Development and Operations with Sequential Brands Group, Inc. (“Sequential” or the “Company”), reporting directly to the Company’s Chief Executive Officer (“CEO”), Yehuda Shmidman.

Position:	As Executive Vice President, Strategic Development and Operations of the Company, you will work closely with the CEO and Company division heads in developing and implementing the Company’s strategic initiatives and annual goals.

Start Date:	On or before November 17, 2014

Term:	3.5 years

Annual Salary:	$275,000

Annual Bonus:	Discretionary bonus of up to $150,000 per calendar year, based on criteria to be agreed upon with the CEO in advance of each calendar year, provided that your bonus for 2015 shall be no less than $75,000.

Stock Grant:

• 7,500 Restricted Stock Units. 100% to best on June 30, 2015.

• 30,000 Restricted Stock Units. 7,500 shares to vest on each of the first, second and third anniversary of Start Date, with the remaining 7,500 to vest six months following the third anniversary of your Start Date.

• 25,000 Performance Based Stock Units. 1/3 to vest following the 2015, 2016 and 2017 calendar years pursuant to the terms of the Company’s executive incentive plan or such other criteria as may be determined by the Compensation Committee of the Company.

Expenses:	You will be reimbursed for all reasonable, pre-approved travel and other authorized business expenses incurred in the performance of your responsibilities.

Vacation:	Three (3) weeks.

Benefits:	You will be eligible to participate in all employee benefit plans (including, health, dental, disability and life) offered to similarly situated employees.

Severance:	In the event that your employment with the Company is terminated without cause at any time during the term of your employment, the Company will pay you severance equal to 6 months of your Annual Salary.

While we look forward to your career at Sequential being long-term and rewarding, you understand that your employment at the Company will be as an at-will employee, subject to the terms set forth above.

Please confirm your acceptance of the terms of this offer by signing below.

Sincerely,

By:	/s/Yehuda Shmidman
Yehuda Shmidman
Chief Executive Officer

Accepted and agreed to this 14th day
of October 2014 by:

/s/Chad Wagenheim
Chad Wagenheim

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